[LETTERHEAD]



                                                     December 9, 2005


Old Mutual Advisor Funds
on behalf of Old Mutual Analytic Defensive Equity Fund
4643 South Ulster Street, Suite 600
Denver, CO 80237

Ladies and Gentlemen:

                  This opinion is being furnished to you in connection with the reorganization (the "Reorganization") of Analytic Defensive Equity Fund (the "Acquired Fund") and Old Mutual Analytic Defensive Equity Fund (the "Acquiring Fund") pursuant to the Agreement and Plan of Reorganization (the "Reorganization Plan") dated as of October 13, 2005, between The Advisors' Inner Circle Fund (the "Acquired Fund Trust"), a Massachusetts business trust, on behalf of the Acquired Fund, and Old Mutual Advisor Funds (the "Acquiring Fund Trust"), a Delaware statutory trust, on behalf of the Acquiring Fund. The Reorganization will consist of the transfer of all of the assets of the Acquired Fund (the "Assets") to the Acquiring Fund in exchange solely for Class A, Class C and Class Z shares of beneficial interest, par value $.001 per share, of the Acquiring Fund (the "Acquiring Fund Shares"), the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund (the "Liabilities") and the distribution of the Acquiring Fund Shares to the holders of Class A, Class C and Institutional Class shares, as applicable, of the Acquired Fund ("Acquired Fund Shareholders") in complete liquidation of the Acquired Fund. (1)

                  All capitalized terms used in this opinion and not defined herein have the respective meanings assigned to them in the Reorganization Plan and the Prospectus/Proxy Statement included in the registration statement on Form N-14, File No. 333-128388, filed with the Securities and Exchange Commission on September 16, 2005 (the "Registration Statement").

                  For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Reorganization Plan, (ii) the Registration Statement, and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements and representations, which we have neither investigated nor verified to the extent not readily ascertainable, made by the Acquired Fund Trust, on behalf of the Acquired Fund and the Acquiring Fund Trust, on behalf of the Acquiring Fund (the "Certified Representations"), including, inter alia, that:

--------
(1) Pursuant to section 851(g)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), the Acquired Fund and the Acquiring Fund are each treated as separate corporations for federal income tax purposes. Under Massachusetts and Delaware law, ownership interests in the Acquired Fund and the Acquiring Fund constitute shares of beneficial interest. Such interests are considered stock for federal income tax purposes and are referred to as "stock" or "shares" in this letter.

          (a) there is no plan or intention for the Acquiring Fund (the issuing corporation as defined in Treasury Regulation ss.1.368-1(b)) or any person related (as defined in Treasury Regulation ss.1.368-1(e)(3)) to the Acquiring Fund, to acquire, during the five-year period beginning on the Closing Date of the Reorganization, with consideration other than Acquiring Fund Shares, Acquiring Fund Shares furnished in exchange for a proprietary interest in the Acquired Fund in the Reorganization, either directly or through a transaction, agreement, or arrangement with any other person, other than redemptions by the Acquiring Fund in the ordinary course of its business as an open-end investment company pursuant to
                  Section 22(e) of the Investment Company Act of 1940;

          (b) immediately following the Reorganization, the current shareholders of the Acquired Fund will own all of the outstanding shares of the Acquiring Fund in the same proportions as the shares they owned in the Acquired Fund and will own these shares solely by reason of their ownership of the shares of the Acquired Fund immediately before the Reorganization;

          (c) as of the Closing Date of the Reorganization, the aggregate fair market value of the Acquiring Fund shares (including any fractional shares) to be received by each holder of shares of beneficial interest of the Acquired Fund will be equal to the aggregate fair market value of the Acquired Fund Shares (including any fractional shares) surrendered in exchange therefor; and

          (d) the Acquired Fund is, and the Acquiring Fund will be, qualified as a regulated investment company, as defined in section 851 of the Code;

                  We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with the officers and trustees of the Acquired Fund and the Acquiring Fund, as well as with other professionals engaged by them. We have assumed, with your consent and to the extent not readily ascertainable, that all documents reviewed by us are originals or photocopies that faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true, correct, complete, and not breached, that no actions that are inconsistent with such representations and statements will be taken, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have further assumed that all representations made in the Certified Representations "to the best knowledge of" any person will be true, correct, and complete as if made without such qualification.

                  Based upon the foregoing, and subject to the qualifications set forth below, it is our opinion that, for federal income tax purposes:


          (a) the transfer of all of the Assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities, followed by the distribution by the Acquired Fund of the Acquiring Fund Shares to the Acquired Fund Shareholders in complete liquidation of the Acquired Fund, will qualify as a "reorganization" as defined in section 368(a)(1)(F) of the Code, and each of the Acquired Fund and the Acquiring Fund will be "a party to a reorganization" within the meaning of section 368(b) of the Code;

          (b) no gain or loss will be recognized by the Acquiring Fund upon the receipt of the Assets in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities pursuant to the Reorganization;

          (c) no gain or loss will be recognized by the Acquired Fund upon the transfer of the Assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities or upon the distribution (whether actual or constructive) of Acquiring Fund Shares to Acquired Fund Shareholders in exchange for their shares of the Acquired Fund in liquidation of the Acquired Fund pursuant to the Reorganization;

          (d) no gain or loss will be recognized by Acquired Fund Shareholders upon the exchange of their Acquired Fund shares for the Acquiring Fund Shares pursuant to the Reorganization;

          (e) the aggregate tax basis for the Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares held by such Acquired Fund Shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will include the period during which the Acquired Fund shares exchanged therefor were held by such Acquired Fund Shareholder (provided the Acquired Fund shares were held as capital assets on the date of the exchange); and

          (f) the tax basis of each Asset acquired by the Acquiring Fund pursuant to the Reorganization will be the same as the tax basis of that Asset to the Acquired Fund immediately prior to the Reorganization, and the holding period of each Asset in the hands of the Acquiring Fund will include the period during which such Asset was held by the Acquired Fund.

                  Our opinion, which is not binding on the Internal Revenue Service or the courts, is based upon existing statutory, regulatory, and administrative and judicial authority, any of which may be changed at any time with retroactive effect to the detriment of the Acquiring Fund, the Acquired Fund, and/or their shareholders. We do not undertake to advise you as to any changes after the date of this opinion in the above-referenced authorities that may affect our opinion unless we are specifically requested to do so. As noted above, our opinion is based solely on the documents that we have examined, the assumptions we have made, the additional information that we have obtained, and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents, such additional information, or any of our assumptions or the representations made to us is, or later becomes, inaccurate.

                  Finally, our opinion is limited to the tax matters specifically stated above, and we have not been asked to address, nor have we addressed, any other matters relating to the Reorganization, the Acquiring Fund, the Acquired Fund, or any investment in or by the Acquiring Fund or the Acquired Fund. Without limiting the foregoing statement, no opinion is expressed as to the effect of the Reorganization on (i) the Acquired Fund or the Acquiring Fund with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting and (ii) any shareholder of the Acquired Fund that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

                  This opinion is intended for the exclusive use of the Acquiring Fund Trust, on behalf of the Acquiring Fund. Except as otherwise set forth above, this opinion may not be circulated or relied upon by any other person or entity or for any other purpose without our prior consent.


                                     Very truly yours,

                                     /s/  Kramer Levin Naftalis & Frankel LLP